EXHIBIT 99.1

STRYKER UPDATES EXPECTED 2008 RESULTS AND PROVIDES 2009 OUTLOOK

Kalamazoo, Michigan -- January 9, 2009 -- Stryker Corporation (NYSE:SYK) announced today that net sales were $1,718 million for the fourth quarter of 2008, representing a 3.6% increase over net sales of $1,658 million for the fourth quarter of 2007, and were $6,718 million for the year ended December 31, 2008, representing a 12.0% increase over net sales of $6,001 million for the year ended December 31, 2007.  On a constant currency basis, net sales increased 7.7% for the fourth quarter and 10.5% for the year.

Stryker also reconfirmed that it expects 2008 diluted net earnings per share to be in the range of $2.77 to $2.79, representing an increase of 14% compared to 2007 diluted net earnings per share of $2.44 which included earnings related to the sale and operations of our discontinued Physiotherapy Associates business. Excluding the impact of the previously announced fourth quarter 2008 restructuring charges, adjusted diluted net earnings per share for 2008 are expected to be in the range of $2.82 to $2.84, an increase of 18% compared to adjusted diluted net earnings per share from continuing operations of $2.40 in 2007.

2008 Sales Analysis

Domestic sales were $1,129 million for the fourth quarter and $4,282 million for the year ended December 31, 2008, representing increases of 7.0% and 11.2%, respectively.  International sales were $589 million for the fourth quarter, representing a decrease of 2.3% and were $2,436 million for the year ended December 31, 2008, representing an increase of 13.3%.  The impact of foreign currency comparisons to the dollar value of international sales was unfavorable by $68 million in the fourth quarter and favorable by $85 million for the year ended December 31, 2008.  On a constant currency basis, international sales increased 9.0% in the fourth quarter and 9.4% for the year ended December 31, 2008.

Worldwide sales of Orthopaedic Implants were $1,017 million for the fourth quarter and $3,967 million for the year ended December 31, 2008, representing increases of 4.2% and 10.6%, respectively.  On a constant currency basis, sales of Orthopaedic Implants increased 8.9% in the fourth quarter and 8.8% for the year ended December 31, 2008.  Worldwide sales of MedSurg Equipment were $701 million for the fourth quarter and $2,751 million for the year ended December 31, 2008, representing increases of 2.8% and 14.0%, respectively.  On a constant currency basis, sales of MedSurg Equipment increased 6.2% in the fourth quarter and 13.2% for the year ended December 31, 2008.

2009 Outlook

The Company projects that diluted net earnings per share for 2009 will be in the range of $3.12 to $3.22, an increase of 10% to 14% over adjusted diluted net earnings per share of $2.82 to $2.84 in 2008.  The financial forecast for 2009 includes a constant currency net sales increase of 6% to 9% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment.  If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be unfavorably impacted by approximately 4% to 5% in the first quarter of 2009 and by approximately 3% to 4% for the full year of 2009.

"In a challenging economic environment, we are pleased to report our eighth consecutive year of double-digit sales growth for 2008," commented Stephen P. MacMillan, President and Chief Executive Officer.  "Although our fourth quarter was impacted by reduced capital purchases by the Company's hospital customers, our diversified business model helped deliver another strong year of growth.  Despite great uncertainty in the global economy and continued pressure on hospital capital expenditure budgets, we believe the strength of our global franchises combined with our focus on cost controls will allow us to deliver solid top line growth and double-digit EPS gains in 2009."

Conference Call on January 27, 2009

Stryker also announced that it will host a conference call on Tuesday, January 27, 2009 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2008 and provide an operational update. Operating results for the quarter and year ended December 31, 2008 will be released at 4:00 p.m. that day.

To participate in the conference call dial 800-510-9661 (domestic) or 617-614-3452 (international) and enter the participant passcode 38897062. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 6:30 p.m., Eastern Time, on Tuesday, January 27, 2009, until 6:30 p.m. on Tuesday, February 3, 2009. To hear this recording you may dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 44664788.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements.  Such factors include, but are not limited to:  further weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties.  Stryker works with respected medical professionals to help people lead more active and more satisfying lives.  The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  For more information about Stryker, please visit www.stryker.com.

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600